Exhibit 10.3

AMENDMENT NO. 4 TO

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT No. 4 (this “Amendment”) to the executive employment agreement between P&F INDUSTRIES, INC., a Delaware corporation (the “Company”), and JOSEPH A. MOLINO, JR. (the “Executive”) dated as of January 1, 2018 (the “Original Employment Agreement”), as amended by Amendment No. 1 to the Original Employment Agreement, entered into as of March 5, 2019 (“Amendment No. 1”), Amendment No. 2 to the Original Employment Agreement, entered into as of December 30, 2020 (“Amendment No. 2”) and Amendment No. 3 to the Original Employment Agreement, entered into as of June 6 ,2023 (“Amendment No. 3”, and the Original Employment Agreement as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3, the “Employment Agreement”), is being entered into and is effective as of this 13th day of October, 2023 (the “Amendment Effective Date”).

W I T N E S S E T H

WHEREAS, the Company and the Executive are parties to the Employment Agreement; and

WHEREAS, the Company and the Executive desire to clarify and amend the terms of the Employment Agreement as provided herein, effective as of the Amendment Effective Date.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Amendment Effective Date, the parties hereto hereby agree as follows:

1.	The following clause is hereby added to the end of Section 4 of the Employment Agreement:

Notwithstanding anything in this Section 4 to the contrary, (i) the Executive’s Annual Bonus for the Company’s 2023 fiscal year shall equal $225,000 and shall not be subject to pro-ration (the “2023 Annual Bonus”) and such 2023 Annual Bonus shall be paid by the Company no later than March 15, 2024 and (ii) the Executive shall not be eligible for any Annual Bonus for the Company’s 2024 fiscal year in the event a Change in Control occurs during the Company’s 2024 fiscal year.

2.	Section 5(f) of the Employment Agreement is hereby amended and replaced in its entirety, as follows:

Retention Benefits. Except as otherwise expressly provided in this Section 5(f), if the Executive remains continuously employed by the Company from the Amendment Effective Date through December 31, 2023, the Executive shall be eligible for the following payments and benefits (the “Retention Benefits”):

(i)            Subject to Section 25(b), an amount equal to eighteen (18) months of Base Salary, to be paid in equal ratable installments over eighteen (18) months in accordance with the Company’s normal payroll policies as if the Executive were an employee (but off employee payroll), which payment shall commence on the first regular Company payroll date following the sixty (60) day period after the Executive’s termination of employment with the Company occurring on or after January 1, 2024 (the “Retention Bonus”); provided, that first installment of the Retention Bonus will include payment of any amounts that would have been due prior thereto, and provided further, that in the event that a 409A Change in Control occurs on or after the date on which the Executive begins to receive installment payments of the Retention Bonus, the remaining installment payments of the Retention Bonus shall be paid in a lump sum at the times provided for in Section 8(a); and

(ii)            (A) accelerated vesting, as of December 31, 2023, of any unvested portion of any equity awards granted to the Executive prior to the Amendment Effective Date pursuant to Section 5(e) of this Agreement (along with any accrued, but unpaid, dividends, the “Equity Vesting”), (B) the Accrued Amounts (determined and paid in accordance with Section 7(a) of this Agreement), (C) without duplication of any Accrued Amounts, the Pro Rata Bonus (determined and paid in accordance with Section 7(a) of this Agreement and, for the avoidance of doubt, if Executive’s termination of employment occurs on or after December 31, 2023, the amount payable pursuant to this clause shall be $0, provided that, for the avoidance of doubt, the Executive shall be entitled to payment of the 2023 Annual Bonus if unpaid) and (D) the Termination COBRA Payments (determined and paid in accordance with Section 7(d)(ii)(C) of this Agreement), which, absent the occurrence of a Change in Control, shall equal a monthly payment in the amount of $5,650.

Any and all amounts payable and benefits or additional rights provided pursuant to Retention Benefits shall be subject to the Release requirement provided for in Section 9 of this Agreement. The Executive shall forfeit all rights to the Retention Benefits upon either (i) the Executive’s termination of employment with the Company for any reason (other than by the Company without Cause or due to Executive’s death or disability), prior to December 31, 2023 or (ii) the Company’s termination of the Executive’s employment with the Company for Cause at any time prior to the full and final payment of the Retention Benefits. In the event the Company terminates the Executive’s employment without Cause (or due to Executive’s death or disability) prior to December 31, 2023, the Executive shall receive the Retention Benefits pursuant to this Section 5(f) and payment in respect to of such amounts shall be made as if Executive’s termination of employment occurred on or after January 1, 2024, subject to the Release requirement provided for in Section 9 of this Agreement and such termination date shall be treated as December 31, 2023 for purposes of the Equity Vesting. In addition, if a Change in Control occurs within ninety (90) days after the termination of the Executive’s employment by the Company without Cause, or if the Executive remains employed by the Company through December 31, 2023 and a Change in Control occurs on or prior to June 30, 2024, the Executive shall receive both the Retention Benefits and the lump sum payment pursuant to Section 8(a)(ii)(C), in each case, to the extent unpaid. In the event the Executive (or his estate or dependents, as applicable) receives any amounts payable in respect of his termination of employment pursuant to Section 7 or Section 8 of this Agreement, including in respect of (x) the Severance Payment, the Pro Rata Bonus and the Termination COBRA Payments pursuant to Section 7(d)(ii), (y) the payment in respect of Base Salary pursuant to Section 8(a)(ii)(A), the bonus pursuant to Section 8(a)(ii)(B), the lump sum payment pursuant to Section 8(a)(ii)(C) and the COBRA Payments pursuant to Section 8(a)(ii)(D) or (z) the Pro Rata Bonus pursuant to Section 7(a) or (b) and COBRA payments pursuant to Section 7(a) or (b), the value of such amounts and benefits shall be reduced by the value of the Retention Benefits and additional lump sum payment pursuant to Section 8(a)(ii)(C) (if applicable), and such reduction shall be applied to each severance payment or benefit payable to the Executive under this Agreement. For the avoidance of doubt and notwithstanding anything herein to the contrary, the Retention Benefits and the lump sum payment pursuant to Section 8(ii)(C), if any, provided for in this Section 5(f) shall be in lieu of, and not in addition to, any payments or benefits provided for pursuant to Section 7 or Section 8 of this Agreement, as applicable.

3.	Sections 7(a), (b) and (d) of the Employment Agreement are each hereby amended to add the following sentence at end:

Notwithstanding anything herein to the contrary, and without duplication of any Accrued Amounts, if the Executive’s employment is terminated on December 31, 2023, the Executive shall not be eligible to receive any Pro Rata Bonus, but, for the avoidance of doubt, the Executive shall be entitled to receive payment of the 2023 Annual Bonus if unpaid.

4.     Section 8(a) of the Employment Agreement is hereby amended and replaced in its entirety, as follows:

(a)	Notwithstanding anything herein to the contrary, subject to Section 8(c), in the event a Change in Control occurs prior to the Expiration Date and the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason within two (2) years following such Change in Control, then in lieu of the amounts and benefits under Section 7(d) in the event of a termination by the Company without Cause, the Company shall pay or provide to the Executive (i) the Accrued Amounts; and (ii) subject to Section 9:

(A)	subject to Section 25(b), payment in an amount equal to 18 months Base Salary, such payment to be made as follows: (x) if the Change in Control is not as a result of an event that constitutes a “change in control event” (a “409A Change in Control”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), then such payment shall be paid to the Executive in equal installments for 18 months following the date of termination in accordance with the Company’s normal payroll policies as if the Executive were an employee (but off employee payroll); provided, that unless subject to further delay as set forth in Section 25(b), the first payment of such payment will made on the sixtieth (60th) day after the date of termination and will include payment of any amounts that would otherwise be due prior thereto, and (y) if the Change in Control does result from an event that constitutes a 409A Change in Control, then the full amount of such payment shall be paid to the Executive in a lump sum on the 60th day after the date of termination;

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(B)	without duplication of any Accrued Amount paid or payable, the 2023 Annual Bonus (for the avoidance of doubt, if such termination of employment occurs on December 31, 2023, and the Executive has already been paid the 2023 Annual Bonus, then the Executive shall not be entitled to any payment pursuant to this clause (B));

(C)	subject to Section 25(b), a lump sum amount equal to $140,000, such payment to be made as follows: (x) if the Change in Control is not a 409A Change in Control, then such payment shall be paid to the Executive on the later of the date such annual bonus would have ordinarily been paid in accordance with its terms and the sixtieth (60th) day after the date of termination, and (y) if the Change in Control does result from an event that constitutes a 409A Change in Control, then the full amount of such payment shall be paid to the Executive in a lump sum on the 60th day after the date of termination; and

(D)	subject to Section 25(b), if the Executive timely elects COBRA Coverage for continuation of coverage under the Health Plans, the Company shall pay to the Executive monthly an amount equal to the difference of the Executive’s premium costs for such COBRA Coverage for the Executive and the Executive’s dependents minus the active employee rate under the Health Plans (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars) at the time of termination of employment until the earliest of (I) 18 months from the date of termination, (II) the Executive becoming eligible for medical benefits from a subsequent employer, or (III) the Executive and the Executive’s dependents otherwise ceasing to be eligible for COBRA Coverage (the “COBRA Payments”); provided, that unless subject to further delay as set forth in Section 25(b), the first payment of the COBRA Payments will made on the sixtieth (60th) day after the date of termination and will include payment of any amounts that would otherwise be due prior thereto; provided further, that if COBRA Coverage for the Executive becomes unavailable for any reason during the period in which the COBRA Payments would otherwise be made (other than as a result of the Executive becoming eligible for medical benefits from a subsequent employer or Executive’s or Executive’s dependent’s failure to timely elect or maintain COBRA Coverage or timely pay the applicable premium), the Company shall pay to the Executive a monthly payment in an amount equal to the amount of COBRA Payments that would have otherwise made for such month, with such amount to be not less than $5,650 per month.

Following any such termination all equity awards granted to the Executive shall be governed in accordance with the terms of the applicable grant agreements.

5.            Except as otherwise set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain in full force and effect. Upon execution of this Amendment, each of the undersigned hereby approves, confirms and ratifies the Employment Agreement as amended by this Amendment. Without limiting the generality of the foregoing, this Amendment shall be subject to Sections 18 and 21 of the Employment Agreement.

6.            This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed facsimile copy of this Amendment as a fully binding original.

(Signature page follows)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Amendment Effective Date.

P&F INDUSTRIES, INC.

By:	/s/ Richard Horowitz
Richard Horowitz
Chairman of the Board, President and Chief Executive Officer

/s/ Joseph A. Molino, Jr.
JOSEPH A. MOLINO, JR.

[Signature Page to Amendment No. 4]